Exhibit 99.1

ARYSTA MANAGEMENT’S DISCUSSION OF OPERATIONS AND CASH FLOWS

The following discussion is intended to provide a high-level discussion of the financial condition and results of operations of Arysta LifeScience Limited (“Arysta”) during each of the fiscal years ended December 31, 2013 and 2014. These results may not be indicative of the results that Platform Specialty Products Corporation (“Platform”) would expect to recognize as a consolidated company. This discussion should be read in conjunction with Arysta’s consolidated historical financial statements for the fiscal years ended December 31, 2013 and 2014, and the unaudited pro forma information filed as exhibits 99.2 and 99.3, respectively, to this Current Report on Form 8-K/A.

In some cases, Arysta has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying forward-looking statements, including the negative of those words and phrases. Such forward-looking statements are based on Arysta’s current views and assumptions regarding future events, future business conditions and our outlook based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Overview

On February 13, 2015, Platform completed the acquisition of Arysta for approximately $3.57 billion ($3.51 billion before accounting for the fair value of the Series B Preferred Stock in excess of it notional amount and seller transaction costs paid by Platform). The purchase price consisted of $2.92 billion of cash, net of closing adjustments and including seller transaction expenses paid by Platform, and $600 million of Series B Preferred Stock of Platform.

Arysta has a solutions-oriented business model that focuses on product innovation to address grower needs. Arysta’s solutions are delivered on a local basis, utilizing globally managed patented and proprietary off-patent agrochemical active ingredients, or GVAP, and biological solutions, or biosolutions, complemented by a broad portfolio of regionally managed off-patent agrochemical offerings. Biosolutions includes biological stimulants, or biostimulants, innovative nutrition and biological control, or biocontrol, products. Arysta employs a targeted market strategy aimed at specific regions and crops where it is believed that its market position, product portfolio and capabilities enable Arysta to achieve sustainable high growth and a strong leadership position.

Basis of Financial Presentation

Arysta’s consolidated financial statements for the years ended December 31, 2013 and 2014 are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Historically, Arysta’s operations and business were primarily conducted through Arysta LifeScience Corporation. Prior to 2013, when Arysta completed an internal reorganization of its legal entity structure, Arysta was a holding company.

Fiscal Year ended December 31, 2013 Compared to Fiscal Year ended December 31, 2014

Results of operations

Below is a discussion of Arysta’s consolidated results of operations for the years ended December 31, 2013 and 2014:

	Year ended December 31,
(U.S. dollars in thousands, except change percentage)	2013	2014	Change	%
Continuing Operations
Sales	$1,508,925	$1,540,563	$31,638	2.1%
Cost of goods sold	(979,335)	(961,830)	17,505	(1.8)%

Gross profit	529,590	578,733	49,143	9.3%

Selling, general and administrative expense	(347,759)	(387,923)	(40,164)	11.5%
Other operating income	5,732	1,445	(4,287)	(74.8%)
Other operating expense	(49,979)	(35,670)	14,309	(28.6%)

Operating income	137,584	156,585	19,001	13.8%

Interest income	24,293	16,657	(7,636)	(31.4%)
Other financial income	9,071	12,977	3,906	43.1%

Financial income	33,364	29,634	(3,730)	(11.2%)

Interest expense	(134,595)	(116,396)	18,199	(13.5%)
Other financial expense	(70,091)	(41,051)	29,040	(41.4%)

Financial expense	(204,686)	(157,447)	47,239	(23.1%)

Income (loss) before tax from continuing operations	(33,738)	28,772	62,510	(185.3%)

Income tax benefit (expense)	(47,593)	(49,881)	(2,288)	4.8%

Income (loss) after tax from continuing operations	$(81,331)	$(21,109)	$60,222	(74.0%)

Discontinued Operations
Income (loss) after tax from discontinued operations	(12,104)	(891)	11,213	(92.6%)

Net income (loss)	$(93,435)	$(22,000)	71,435	(76.5%)

Results of operations

Consolidated sales

For the year ended December 31, 2014, Arysta’s consolidated sales increased by $31.6 million, or 2.1%, to $1,540.6 million from $1,508.9 million in the prior year. Sales were adversely impacted by the strengthening of the U.S. dollar primarily due to the weakening of the Brazilian Real, the Japanese Yen and the South Africa Rand which have depreciated by 6.5%, 5.7% and 10.1%, respectively, when compared with the prior year. Sales increased despite unfavorable weather conditions, including a draught in certain key areas of Brazil and a delayed Monsoon season in South Asia.

Despite the impact of the stronger U.S. dollar and adverse weather in certain regions, sales increased during 2014 due primarily to growth in Africa and Western Europe resulting from successful tenders in Western Africa for large corporate growers and commercial, state-owned companies and strong demand for Arysta’s Clethodim-based products due to increased resistance of competing herbicides. Sales were also beneficially impacted from increased average sales prices in North America and Latin America as well as the acquisition of Laboratories Goëmar in March 2014. These increases were offset, in part, by a strategic shift away from lower margin products in North America and decreases in volume in China and South Asia business and a reduction in sales in Japan and Central/Eastern Europe business due to the discontinuation of a product and the divestment of the Japan-based Agrimart business and political instability in the Ukraine.

Consolidated costs of sales and gross profit

Costs of sales includes expenses for the manufacturing of products such as raw materials, payroll, utilities, manufacturing costs and depreciation. Costs of sales also includes provisions for write-downs of inventories and inventory write offs. Gross profit is mainly affected by volume of sales, average selling prices of Arysta’s products, the mix of its sales, costs of raw materials, impacts of exchange rates, plant maintenance and overheads.

For the year ended December 31, 2014, Arysta’s consolidated gross profit increased by $49.1 million, or by 9.3%, to $578.7 million from $529.6 million in the prior year. The increase in consolidated gross profit was primarily driven by volume growth in Africa & Western Europe and Latin America, average price increases in North America and Latin America and the impact of the acquisition of the Goëmar business. These increases were partially offset by decreases in Arysta’s Japan and Central/Eastern Europe and China and South Asia businesses as well as adverse impacts of the stronger U.S. dollar. As a percentage of total sales, Arysta’s gross margin was 35.1% and 37.6% for the years ended December 31, 2013 and 2014, respectively. Gross profit benefited from increased demand for Arysta’s GVAP products, which generally have higher margins when compared to Arysta’s regional portfolio, an increase in average selling prices in North America, successful tenders in Western Africa and the impact of the acquisition of the Goëmar business.

Selling, general and administrative expense

Selling general and administrative, or SG&A, expense principally consists of expenditures incurred for salaries and wages, amortization of intangible assets, depreciation, advertising, promotion and other sales-related expenses, bad debt expenses, professional fees (including consulting, audit and legal fees), research and development and regulatory expenses, travel expenses, insurance, information technology and communication expenses, rent and leasehold expenses.

For the year ended December 31, 2014, Arysta’s consolidated SG&A expense increased by $40.2 million, or 11.5%, to $387.9 million from $347.8 million in the prior year. The increase in SG&A expense was due primarily to the impact of the acquisition of the Goëmar business as well as investments in employment, additional variable compensation earned in connection with the acquisition by Platform and other costs to support growth, particularly in the Corporate, North America and Africa & Western Europe segments. These higher SG&A expenses supported investments in new markets, increases in research and development costs primarily related to product registrations, increases in management capabilities, including costs to position us for a possible initial public offering, coupled with general inflationary increases, particularly related to personnel expenses. Increased legal and consulting expenses in 2014 included costs associated with Arysta’s preparation for its initial public offering including costs required to comply with the Sarbanes-Oxley Act of 2002 as well as other advisory costs.

Increased SG&A expense was offset, in part, by decreases in provisions for bad debt. SG&A expense was also positively impacted by movements in foreign exchange rates, in particular the impact of the stronger U.S. dollar, as expenses are generally denominated in the local currency where the activity occurs.

Other operating income

Other operating income consists of Arysta’s proportionate share of earnings from equity investments where Arysta has significant influence but not ultimate control over the investment, gains on the disposal of fixed assets and other items of income.

For the year ended December 31, 2014, other operating income decreased by $4.3 million to $1.4 million from $5.7 million in the prior year. The decrease in other operating income was due to gains recorded during the year ended December 31, 2013, which did not recur in 2014.

Other operating expense

Other operating expense consists of losses on the disposal of fixed assets, impairments of goodwill and intangible assets and other expense items.

For the year ended December 31, 2014, other operating expense decreased by $14.3 million to $35.7 million from $50.0 million in the prior year driven primarily by reduced impairments of certain intangible assets offset in part by increased impairments of goodwill. In 2014, Arysta recorded impairments of goodwill of $15.5 million as well as impairments of $19.6 million of certain intangible assets. In 2013, Arysta recorded impairments of certain intangible assets of $49.1 million.

Consolidated operating income

For the year ended December 31, 2014, consolidated operating income increased by $19.0 million to $156.6 million from $137.6 million in the prior year. The increase is primarily due to increases in gross profit of $49.1 million due to increased demand for Arysta’s GVAP products, which generally have higher margins when compared to its regional portfolio, an increase in average selling prices in North America, successful tenders in Western Africa and the impact of the acquisition of the Goëmar business. Operating income also benefited from a $14.3 million decrease in other operating expense due to reduced asset impairments. These favorable variances were offset, in part, by a $40.2 million increase in SG&A expense and reduced other operating income of $4.3 million.

Financial income

Financial income consists primarily of interest earned on loans and receivable balances as well as dividend income, foreign exchange gains, gains on the valuation of derivatives associated with the management of interest rate and foreign currency risks.

For the year ended December 31, 2014, financial income was $29.6 million, a decrease of $3.7 million from $33.4 million in the prior year. The decrease in financial income was due primarily to reduced interest income of $7.6 million due primarily to reduced yields on Arysta’s cash balances as well as lower average cash balances. Partially offsetting the decreased interest income was a gain recorded on the disposal of Agrimart, which was a Japan-based subsidiary, sold in January 2014.

Financial expense

Financial expense primarily consists of interest due on debt, losses on the valuation of derivatives associated with the management of interest rate and foreign currency risks, financing discounts, factoring arrangement fees, and foreign exchange losses.

For the year ended December 31, 2014, financial expense was $157.4 million, a decrease of $47.2 million from $204.7 million in the prior year. This decrease compared to the prior year was driven by an $18.2 million reduction in interest expense to $116.4 million from $134.6 million in 2013 resulting from lower interest rates achieved by a debt refinancing executed in May 2013. The reduced interest expense was partially offset by increased borrowings.

Financial expense was favorably impacted by decreases in net foreign exchange losses of $22.5 million recorded in 2014 when compared to the prior year. During 2014, as part of a reorganization, certain intercompany loans have been classified as net investments as no repayment was planned in the foreseeable future which has reduced volatility of foreign exchange movements. In 2013, Arysta recorded an interest charge in Brazil in connection with the 2013 tax amnesty, which did not recur in 2014.

Provision for income taxes

For the year ended December 31, 2014, income tax expense increased to $49.9 million, or by $2.3 million, from $47.6 million when compared to the prior year. Income tax expense exceeded Arysta’s income before tax from continuing operations in the year ended December 31, 2013 and 2014 as certain expenses were not immediately deductible for tax purposes, including but not limited to amortization and impairment of intangible assets. Arysta has historically recorded operating losses in certain jurisdictions where it has not recognized deferred tax assets as future profitability in certain of these jurisdictions is not assured.

Arysta is a tax resident of the Republic of Ireland, where the standard corporate tax rate is 12.5%. However, its effective tax rate is materially higher than the standard corporate tax rate in the Republic of Ireland as it is subject to tax in many jurisdictions, most of which have corporate income tax rates materially higher than the 12.5% rate. Brazil has a tax rate of 34%. Other material jurisdictions for us include Mexico, the United States and France with corporate tax rates of 30%, 38% and 33%, respectively.

Liquidity and Capital Resources

	Year ended December 31,
(U.S. dollars in thousands)	2013	2014
Net cash flow from (used for) operating activities	$22,998	$(13,941)
Net cash flow from (used for) investing activities	(35,294)	(183,816)
Net cash flow from (used for) financing activities	$162,755	$191,696

Net cash flow from (used for) operating activities

Net cash flow used for operating activities was $13.9 million in 2014, a decrease of $36.9 million from net cash flows from operations of $23.0 million in 2013. The increase in cash used for operating activities was due to the cash impact of the net financial income and expense after adjusting for interest payments on outstanding debt and interest and dividends received of $86.4 million, which was primarily due to the refinancing of Arysta’s debt in May 2013. Net cash flows from operating activities were also negatively impacted by the timing of payments of trade and other payables of $45.5 million and other movements of $8.9 million.

These decreases were offset in part by increases in Arysta’s profitability after adjusting for the impact of impairments, depreciation and amortization of $61.0 million, better management of inventories of $23.9 million and increased collection of trade receivables of $20.3 million.

Net cash flow (used for) investing activities

Net cash flow used for investing activities increased to $183.8 million in 2014 from $35.3 million in the prior year, an increase of $148.5 million. The increase was due to the purchase of Laboratories Goëmar, net of cash acquired, for $144.9 million and increased purchases of property, plant and equipment of $7.5 million, offset by reduced purchases of product registration rights and other intangible assets of $1.5 million.

Net cash flow (used for) financing activities

Cash flows provided by financing activities increased to $191.7 million in 2014 from $162.8 million in the prior year an increase of $28.9 million. The increase in net cash flows from financing activities was due to increased net proceeds of debt. In 2014, Arysta borrowed $175.0 million of First and Second Lien debt primarily for the purchase of the Goëmar business and general corporate requirements. The cash flow from financing activities achieved in 2013, was due to the refinancing of Arysta’s borrowings in May 2013, which resulted in a cash inflow.